Exhibit 99.1

Camping World Holdings, Inc. Reports Second Quarter 2025 Results, Grows Net Income and Adjusted EBITDA by More Than 30% Driven by Strong Cost Execution and All-Time Quarterly Volume Record of Over 45,000 Units, Momentum Continues Through July

LINCOLNSHIRE, IL – July 29, 2025 (BUSINESS WIRE) -- Camping World Holdings, Inc. (NYSE: CWH) (the “Company” or “CWH”), the World’s Largest Recreational Vehicle Dealer, today reported results for the second quarter ended June 30, 2025.

Marcus Lemonis, Chairman and Chief Executive Officer of CWH stated, “I am unbelievably pleased with our Company’s financial performance in the quarter, driven by volume, margin performance and aggressive cost controls. We continue to surgically manage our inventory to find volume and gross profit opportunities leveraging our new and used supply chains, our contract manufacturing relationships, our sophisticated data analytics, and the strength of our balance sheet to put the right inventory on the ground at the right time and the right price. Our nimbleness is a true testament to the differentiation and durability of our model.”

Mr. Lemonis continued, “We have made structural changes to our fixed costs compared to last year, reducing our headcount by over 900, consolidating 16 locations, and selling 7,818 more units; meaningfully improving our per-rooftop productivity and proving we can adapt to the near-term ASP contribution margin environment in new vehicles.”

Matthew Wagner, President of CWH commented, “Our same store unit growth trends July month-to-date are tracking up high-teens percent on used vehicles and up high-singles on new vehicles compared to the prior year, both in line on a multi-year basis with our second quarter performance. Our guideposts for the full year remain largely unchanged, although our new unit volume is now expected to be higher, growing in excess of high-singles compared to the prior year. New vehicle ASP is expected to improve seasonally in the third and fourth quarter but could be lower by 10-12% for the full year compared to the prior year. Despite this drop in ASP we are expecting to accomplish 300-400 basis points of improvement in SG&A as a percentage of gross profit(1), recognizing that this efficiency will improve further as ASPs rebound.”

Tom Kirn, Chief Financial Officer of CWH commented, “We expect cash flow to benefit from the passage of the One Big Beautiful Bill Act through the immediate deductibility of floorplan interest expense on travel trailers and fifth wheels. We estimate annual cash tax savings of $15 to $20 million in 2025 and expect to prioritize debt paydown and deleveraging activities with those savings. Including payments in July 2025, we’ve paid down debt by over $75 million in total since October of last year.”

Mr. Lemonis concluded, “We enter the second half more confident than ever in our mid-cycle earnings power scenario of over $500 million of adjusted EBITDA based on today’s store count(2), particularly as the Company’s per rooftop productivity accelerates, resulting in better earnings, better leverage, and a greater willingness to explore new market expansion opportunities. Given results year-to-date, we believe that more upside exists in the 15% new and used combined market share goal we set last year, with 20% plus emerging as a realistic medium-term goal. The team also set an internal mandate to accelerate gross margin by 100 basis points, further bolstering our confidence in the earnings power of our business model.”

Please refer to the Company’s investor presentation slide deck, dated July 2025, on the Investor Relations website at http://investor.campingworld.com for more detailed information on second quarter 2025 results.

Second Quarter-over-Quarter Operating Highlights

●	Revenue was $2.0 billion for the second quarter, an increase of $169.4 million, or 9.4%.
●	New vehicle revenue was $915.1 million for the second quarter, an increase of $68.0 million, or 8.0%, and new vehicle unit sales were 26,696 units, an increase of 4,612 units, or 20.9%. Used vehicle revenue was $572.3 million for the second quarter, an increase of $91.5 million, or 19.0%, and used vehicle unit sales were 18,906 units, an increase of 3,206 units, or 20.4%. Combined new and used vehicle unit sales were 45,602, an increase of 7,818 units, or 20.7%.
●	Average selling price of new vehicles sold decreased 10.6% and average selling price of used vehicles sold decreased 1.2%.
●	Same store new vehicle unit sales increased 22.2% for the second quarter and same store used vehicle unit sales increased 20.8%. Combined same store new and used vehicle unit sales increased 21.6%.
●	New vehicle gross margin was 13.8%, a decrease of 149 basis points, driven primarily by the 10.6% decrease in the average selling price per new vehicle sold, partially offset by a 9.1% reduction in the average cost per new vehicle sold. Used vehicle gross margin was 20.5%, an increase of 149 basis points, primarily due to a 3.0% decrease in the average cost per unit sold, partially offset by the 1.2% lower average selling price.
●	Products, service and other revenue was $222.9 million, a decrease of $13.1 million, or 5.5%, driven primarily by a reallocation of service labor toward used inventory reconditioning and the divestiture of our RV furniture business in May 2024. Products, service and other gross margin was 47.8%, an increase of 411 basis points, driven by the divestiture of the RV furniture business, which had negative gross margins for the three months ended June 30, 2024, and increased sales volume of our higher-margin aftermarket part assortment.
●	Gross profit was $592.3 million, an increase of $44.6 million, or 8.1%, and total gross margin was 30.0%, a decrease of 34 basis points. The gross profit increase was mainly driven by the $25.9 million higher used vehicle gross profit from the increase in used vehicle unit sales and gross margin as discussed above and $22.2 million increased finance and insurance, net (“F&I”) gross profit largely from the 20.7% increase in combined new and used vehicle unit sales and new F&I offerings. The gross margin decrease was primarily from higher roadside assistance claim costs that drove the 777 basis point decrease in Good Sam Services and Plans gross margin to 59.5%, which was mostly offset by improvements for used vehicles and products, service and other discussed above.
●	Selling, general and administrative expenses (“SG&A”) were $437.5 million, an increase of $17.8 million, or 4.2%. This increase was primarily driven by a $7.5 million increase in employee cash compensation costs, a $3.0 million increase in employee stock-based compensation (“SBC”) expense, $2.9 million of additional advertising expenses, and an additional $3.3 million for other outside service providers. SG&A Excluding SBC(3) was $429.1 million, an increase of $14.8 million, or 3.6%.
●	Floor plan interest expense was $21.0 million, a decrease of $6.8 million, or 24.5%, as a result of lower interest rates and lower principal balances. Other interest expense, net was $30.8 million, a decrease of $5.3 million, or 14.7%, as a result of lower interest rates and, to a lesser extent, lower principal balances.
●	Net income was $57.5 million for the second quarter of 2025, an improvement of $34.1 million, or 145.7%. Adjusted EBITDA(3) was $142.2 million, an increase of $36.6 million, or 34.7%.
●	Diluted earnings per share of Class A common stock was $0.48, an improvement of $0.26, or 118.2%. Adjusted earnings per share – diluted(3) of Class A common stock was $0.57, an improvement of $0.19, or 50.0%.
●	The total number of our store locations was 201 as of June 30, 2025, a net decrease of 14 store locations from June 30, 2024, or 6.5%, which included the consolidation of 16 store locations to improve the overall cost efficiency of the remaining store locations.

(1)	Refers to a comparison to the baseline of SG&A as a percentage of gross profit of 86.2% as calculated from the $1.6 billion of SG&A and $1.8 billion total of gross profit for the year ended December 31, 2024.
(2)	See the investor presentation, dated July 29, 2025, as an exhibit to Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 29, 2025 and available on the Company’s Investor Relations website at http://investor.campingworld.com.
(3)	Adjusted earnings per share – diluted, Adjusted EBITDA, and SG&A Excluding SBC are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see the “Non-GAAP Financial Measures” section later in this press release.

Revisions to Prior Period Condensed Consolidated Financial Statements

Subsequent to the issuance of the Company's condensed consolidated financial statements for the three and six months ended June 30, 2024, the Company's management identified prior period misstatements related to the measurement of the realizable portion of the Company’s outside basis difference deferred tax asset in CWGS Enterprises, LLC (“CWGS, LLC”), including the associated valuation allowance. As a result, deferred tax assets, net, additional paid-in capital, and income tax benefit (expense) as of and for the years ended December 31, 2023 and 2022 were revised in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 28, 2025. The misstatements impacted the beginning balances of deferred taxes, net, additional paid-in capital, and retained earnings, which have been revised from the amounts previously reported as of June 30, 2024. The Company evaluated the materiality of these errors, both qualitatively and quantitatively, and determined the effect of these revisions was not material to the previously issued financial statements.

The following table presents the effect of the immaterial misstatements on the Company’s consolidated balance sheet for the period indicated:

	As of June 30, 2024
($ in thousands)	As Previously Reported	Adjustment	As Revised
Deferred tax assets, net	$150,105	$43,768	$193,873
Total assets	4,962,108	43,768	5,005,876
Additional paid-in capital	100,076	33,385	133,461
Retained earnings	161,434	10,383	171,817
Total stockholders' equity attributable to Camping World Holdings, Inc.	105,894	43,768	149,662
Total stockholders' equity	166,637	43,768	210,405
Total liabilities and stockholders' equity	4,962,108	43,768	5,005,876

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s second quarter 2025 financial results is scheduled for July 30, 2025, at 7:30 am Central Time. Investors and analysts can participate on the conference call by dialing 1-844-826-3035 (international callers please dial 1-412-317-5195) and using conference ID# 10201490. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com. Presentation materials are available at http://investor.campingworld.com. The replay of the conference call webcast and presentation materials will be available on the investor relations website for approximately 90 days.

Presentation

This press release presents historical results for the periods presented for the Company and its subsidiaries, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company is the sole managing member of CWGS, LLC, with sole voting power in and control of the management of CWGS, LLC. As of June 30, 2025, the Company owned 61.1% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its consolidated financial statements. Unless otherwise indicated, all financial comparisons in this press release compare our financial results for the second quarter ended June 30, 2025 to our financial results from the second quarter ended June 30, 2024.

About Camping World Holdings, Inc.

Camping World Holdings, Inc., headquartered in Lincolnshire, IL, (together with its subsidiaries) is the world’s largest retailer of RVs and related products and services. Through Camping World and Good Sam brands, our vision is to build a business that makes RVing and other outdoor adventures fun and easy. We strive to build long-term value for our customers, employees, and stockholders by combining a unique and comprehensive assortment of RV products and services with a national network of RV dealerships, service centers and customer support centers along with the industry’s most extensive online presence and a highly trained and knowledgeable team of associates serving our customers, the RV lifestyle, and the communities in which we operate. We also believe that our Good Sam organization and family of highly specialized services and plans, including roadside assistance, protection plans and insurance, uniquely enables us to connect with our customers as stewards of an outdoor and recreational lifestyle. With RV sales and service locations in 44 states, Camping World has grown to become the prime destination for everything RV. For more information, visit www.CampingWorld.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about macroeconomic and industry trends, inventory strategy, reductions in SG&A, accelerating profitability improvement, gross margin improvement, variability in average selling prices, competitive positioning, business plans and goals, future growth of our operations, anticipated effects of new federal legislation, anticipated debt paydown and deleveraging activities, market share goals, and future financial results and position. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: general economic conditions, including inflation, interest rates and tariffs; the availability of financing to us and our customers; fuel shortages, high prices for fuel or changes in energy sources; the success of our manufacturers; changes in consumer preferences; competition in our industry; risks related to acquisitions, new store openings and expansion into new markets; our failure to maintain the strength and value of our brands; our ability to manage our inventory; fluctuations in our same store sales; the cyclical and seasonal nature of our business; our dependence on the availability of adequate capital and risks related to our debt; our ability to execute and achieve the expected benefits of our cost cutting initiatives; our reliance on our fulfillment and distribution centers; impacts from natural disasters, including pandemics and health crises; our dependence on our relationships with third party suppliers and lending institutions; risks associated with selling goods manufactured abroad; our ability to retain senior executives and attract and retain other qualified employees; risks associated with leasing substantial amounts of space; risks associated with our private brand offerings; we may incur asset impairment charges for goodwill, intangible assets or other long-lived assets; tax risks; our private brand offerings exposing us to various risks; regulatory risks; data privacy and cybersecurity risks; risks related to our intellectual property; the impact of ongoing or future lawsuits against us and certain of our officers and directors; risks related to climate change and other environmental, social and governance matters; and risks related to our organizational structure.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as updated by our Quarterly Reports on Form 10-Q and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Future declarations of quarterly dividends, if any, are subject to the determination and discretion of the Company’s Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, receipt of excess tax distributions from CWGS, LLC, its business prospects and other factors that the Company’s Board of Directors may deem relevant.

We intend to use our official Facebook, X (formerly known as Twitter), and Instagram accounts, each at the handle @CampingWorld, as well as the investor page of our website, investor.campingworld.com, as a distribution channel of material information about the Company and for complying with our disclosure obligations under Regulation FD. The information we post through these social media channels and on our investor webpage may be deemed material. Accordingly, investors should subscribe to these accounts and our investor alerts, in addition to following our press releases, SEC filings, public conference calls and webcasts. These social media channels may be updated from time to time.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue:
Good Sam Services and Plans	$54,213	$52,548	$100,421	$98,229
RV and Outdoor Retail
New vehicles	915,106	847,105	1,536,538	1,503,191
Used vehicles	572,271	480,774	994,622	818,459
Products, service and other	222,890	235,947	387,882	413,841
Finance and insurance, net	201,198	179,016	349,865	314,470
Good Sam Club	10,270	11,115	20,144	22,332
Subtotal	1,921,735	1,753,957	3,289,051	3,072,293
Total revenue	1,975,948	1,806,505	3,389,472	3,170,522
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	21,947	17,192	39,668	32,375
RV and Outdoor Retail
New vehicles	788,873	717,650	1,325,232	1,282,689
Used vehicles	455,239	389,601	799,200	668,134
Products, service and other	116,412	132,933	201,151	234,608
Good Sam Club	1,222	1,470	2,338	2,660
Subtotal	1,361,746	1,241,654	2,327,921	2,188,091
Total costs applicable to revenue	1,383,693	1,258,846	2,367,589	2,220,466

Gross profit (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	32,266	35,356	60,753	65,854
RV and Outdoor Retail
New vehicles	126,233	129,455	211,306	220,502
Used vehicles	117,032	91,173	195,422	150,325
Products, service and other	106,478	103,014	186,731	179,233
Finance and insurance, net	201,198	179,016	349,865	314,470
Good Sam Club	9,048	9,645	17,806	19,672
Subtotal	559,989	512,303	961,130	884,202
Total gross profit	592,255	547,659	1,021,883	950,056

Operating expenses:
Selling, general, and administrative	437,489	419,676	824,934	791,149
Depreciation and amortization	23,419	20,032	45,963	39,322
Long-lived asset impairment	—	4,584	620	10,411
Lease termination	(107)	40	(107)	40
Loss (gain) on sale or disposal of assets	1,185	7,945	(638)	9,530
Total operating expenses	461,986	452,277	870,772	850,452
Income from operations	130,269	95,382	151,111	99,604
Other expense
Floor plan interest expense	(20,989)	(27,799)	(39,295)	(55,681)
Other interest expense, net	(30,836)	(36,153)	(61,367)	(72,247)
Other expense, net	(2,600)	(81)	(2,758)	(175)
Total other expense	(54,425)	(64,033)	(103,420)	(128,103)
Income (loss) before income taxes	75,844	31,349	47,691	(28,499)
Income tax (expense) benefit	(18,321)	(7,935)	(14,850)	1,107
Net income (loss)	57,523	23,414	32,841	(27,392)
Less: net income (loss) attributable to non-controlling interests	(27,307)	(13,643)	(14,905)	14,856
Net income (loss) attributable to Camping World Holdings, Inc.	$30,216	$9,771	$17,936	$(12,536)

Earnings (loss) per share of Class A common stock:
Basic	$0.48	$0.22	$0.29	$(0.28)
Diluted	$0.48	$0.22	$0.28	$(0.28)
Weighted average shares of Class A common stock outstanding:
Basic	62,610	45,093	62,571	45,070
Diluted	62,747	45,244	102,661	45,070

Camping World Holdings, Inc. and Subsidiaries

Supplemental Data (unaudited)

	Three Months Ended June 30,		Increase		Percent
	2025	2024	(decrease)		Change
Unit sales
New vehicles	26,696	22,084	4,612		20.9%
Used vehicles	18,906	15,700	3,206		20.4%
Total	45,602	37,784	7,818		20.7%

Average selling price
New vehicles	$34,279	$38,358	$(4,079)		(10.6%)
Used vehicles	30,269	30,623	(354)		(1.2%)

Same store unit sales(1)
New vehicles	24,360	19,936	4,424		22.2%
Used vehicles	17,528	14,509	3,019		20.8%
Total	41,888	34,445	7,443		21.6%

Same store revenue(1) ($ in 000s)
New vehicles	$833,171	$768,687	$64,484		8.4%
Used vehicles	525,573	448,019	77,554		17.3%
Products, service and other	179,017	186,445	(7,428)		(4.0%)
Finance and insurance, net	186,659	163,615	23,044		14.1%
Total	$1,724,420	$1,566,766	$157,654		10.1%

Average gross profit per unit
New vehicles	$4,729	$5,862	$(1,133)		(19.3%)
Used vehicles	6,190	5,807	383		6.6%
Finance and insurance, net per vehicle unit	4,412	4,738	(326)		(6.9%)
Total vehicle front-end yield(2)	9,747	10,577	(830)		(7.8%)

Gross margin
Good Sam Services and Plans	59.5%	67.3%	(777)	bps
New vehicles	13.8%	15.3%	(149)	bps
Used vehicles	20.5%	19.0%	149	bps
Products, service and other	47.8%	43.7%	411	bps
Finance and insurance, net	100.0%	100.0%	unch
Good Sam Club	88.1%	86.8%	133	bps
Subtotal RV and Outdoor Retail	29.1%	29.2%	(7)	bps
Total gross margin	30.0%	30.3%	(34)	bps

Retail locations
RV dealerships	200	211	(11)		(5.2%)
RV service & retail centers	1	4	(3)		(75.0%)
Total	201	215	(14)		(6.5%)

RV and Outdoor Retail inventories ($ in 000s)
New vehicles	$1,330,965	$1,477,510	$(146,545)		(9.9%)
Used vehicles	536,665	349,843	186,822		53.4%
Products, parts, accessories and misc.	193,232	186,758	6,474		3.5%
Total RV and Outdoor Retail inventories	$2,060,862	$2,014,111	$46,751		2.3%

Vehicle inventory per location ($ in 000s)
New vehicle inventory per dealer location	$6,655	$7,002	$(347)		(5.0%)
Used vehicle inventory per dealer location	2,683	1,658	1,025		61.8%

Vehicle inventory turnover(3)
New vehicle inventory turnover	1.9	1.6	0.2		14.5%
Used vehicle inventory turnover	3.3	3.3	(0.0)		(0.3%)

Other data
Active Customers(4)	4,221,642	4,762,376	(540,734)		(11.4%)
Good Sam Club members (5)	1,662,653	1,880,126	(217,473)		(11.6%)
Service bays (6)	2,809	2,877	(68)		(2.4%)
Finance and insurance gross profit as a % of total vehicle revenue	13.5%	13.5%	5	bps	n/a
Same store locations	178	n/a	n/a		n/a

	Six Months Ended June 30,		Increase		Percent
	2025	2024	(decrease)		Change
Unit sales
New vehicles	43,422	38,966	4,456		11.4%
Used vehicles	32,845	26,394	6,451		24.4%
Total	76,267	65,360	10,907		16.7%

Average selling price
New vehicles	$35,386	$38,577	$(3,191)		(8.3%)
Used vehicles	30,282	31,009	(727)		(2.3%)

Same store unit sales(1)
New vehicles	39,835	35,657	4,178		11.7%
Used vehicles	30,395	24,542	5,853		23.8%
Total	70,230	60,199	10,031		16.7%

Same store revenue(1) ($ in 000s)
New vehicles	$1,410,789	$1,382,134	$28,655		2.1%
Used vehicles	918,061	763,872	154,189		20.2%
Products, service and other	314,183	331,245	(17,062)		(5.2%)
Finance and insurance, net	326,001	291,581	34,420		11.8%
Total	$2,969,034	$2,768,832	$200,202		7.2%

Average gross profit per unit
New vehicles	$4,866	$5,659	$(793)		(14.0%)
Used vehicles	5,950	5,695	255		4.5%
Finance and insurance, net per vehicle unit	4,587	4,811	(224)		(4.7%)
Total vehicle front-end yield(2)	9,920	10,485	(565)		(5.4%)

Gross margin
Good Sam Services and Plans	60.5%	67.0%	(654)	bps
New vehicles	13.8%	14.7%	(92)	bps
Used vehicles	19.6%	18.4%	128	bps
Products, service and other	48.1%	43.3%	483	bps
Finance and insurance, net	100.0%	100.0%	unch
Good Sam Club	88.4%	88.1%	31	bps
Subtotal RV and Outdoor Retail	29.2%	28.8%	44	bps
Total gross margin	30.1%	30.0%	18	bps

Other data
Finance and insurance gross profit as a % of total vehicle revenue	13.8%	13.5%	28	bps	n/a
Same store locations	178	n/a	n/a		n/a

unch – unchanged

bps – basis points

n/a – not applicable

(1)	Our same store revenue and units calculations for a given period include only those stores that were open both at the end of the corresponding period and at the beginning of the preceding fiscal year.
(2)	Front end yield is calculated as gross profit from new vehicles, used vehicles and finance and insurance (net), divided by combined new and used vehicle unit sales.
(3)	Inventory turnover is calculated as vehicle costs applicable to revenue over the last twelve months divided by the average quarterly ending vehicle inventory over the last twelve months.
(4)	An Active Customer is a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.
(5)	Excludes Good Sam Club members under the free basic plan, which was introduced in November 2023 and provides for limited participation in the loyalty point program without access to the remaining member benefits.
(6)	A service bay is a fully-constructed bay dedicated to service, installation, and collision offerings.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In Thousands Except Per Share Amounts)

	June 30,	December 31,	June 30,
	2025	2024	2024
Assets
Current assets:
Cash and cash equivalents	$118,084	$208,422	$23,743
Contracts in transit	163,767	61,222	165,033
Accounts receivable, net	137,822	120,412	128,938
Inventories	2,061,160	1,821,837	2,014,444
Prepaid expenses and other assets	57,974	58,045	68,220
Assets held for sale	15,202	1,350	8,418
Total current assets	2,554,009	2,271,288	2,408,796

Property and equipment, net	910,052	846,760	856,308
Operating lease assets	716,020	739,352	760,143
Deferred tax assets, net	211,435	215,140	193,873
Intangible assets, net	17,602	19,469	21,354
Goodwill	748,561	734,023	731,015
Other assets	34,168	37,245	34,387
Total assets	$5,191,847	$4,863,277	$5,005,876
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$283,450	$145,346	$260,390
Accrued liabilities	182,581	118,557	187,120
Deferred revenues	94,041	92,124	99,045
Current portion of operating lease liabilities	65,488	61,993	62,795
Current portion of finance lease liabilities	19,514	7,044	7,335
Current portion of Tax Receivable Agreement liability	1,700	—	12,277
Current portion of long-term debt	23,023	23,275	24,082
Notes payable – floor plan, net	1,280,102	1,161,713	1,296,352
Other current liabilities	79,167	70,900	80,343
Total current liabilities	2,029,066	1,680,952	2,029,739

Operating lease liabilities, net of current portion	734,083	764,113	788,613
Finance lease liabilities, net of current portion	128,598	131,004	134,538
Tax Receivable Agreement liability, net of current portion	148,672	150,372	137,589
Revolving line of credit	—	—	31,885
Long-term debt, net of current portion	1,483,470	1,493,318	1,513,986
Deferred revenues	63,337	63,642	66,981
Other long-term liabilities	88,042	94,927	92,140
Total liabilities	4,675,268	4,378,328	4,795,471
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share – 20,000 shares authorized; none issued and outstanding	—	—	—
Class A common stock, par value $0.01 per share – 250,000 shares authorized; 62,649, 62,502 and 49,571 shares issued, respectively, and 62,649, 62,502 and 45,115 shares outstanding, respectively	626	625	496
Class B common stock, par value $0.0001 per share – 75,000 shares authorized; 39,466 shares issued and outstanding	4	4	4
Class C common stock, par value $0.0001 per share – 0.001 share authorized, issued and outstanding	—	—	—
Additional paid-in capital	205,383	193,692	133,461
Treasury stock, at cost; 4,456 shares at June 30, 2024	—	—	(156,116)
Retained earnings	134,525	132,241	171,817
Total stockholders' equity attributable to Camping World Holdings, Inc.	340,538	326,562	149,662
Non-controlling interests	176,041	158,387	60,743
Total stockholders' equity	516,579	484,949	210,405
Total liabilities and stockholders' equity	$5,191,847	$4,863,277	$5,005,876

Camping World Holdings, Inc. and Subsidiaries

Summary of Consolidated Statements of Cash Flows (unaudited)

(In Thousands)

	Six Months Ended June 30,
	2025	2024

Net cash (used in) provided by operating activities	$(44,595)	$84,341

Investing activities
Purchases of property and equipment	(49,696)	(48,553)
Proceeds from sale of property and equipment	2,966	3,583
Purchases of real property	(72,386)	(1,243)
Proceeds from the sale of real property	9,843	31,195
Purchases of businesses, net of cash acquired	(81,154)	(62,323)
Proceeds from divestiture of business	10,349	19,957
Purchases of intangible assets	—	(142)
Proceeds from sale of intangible assets	—	2,595
Net cash used in investing activities	(180,078)	(54,931)

Financing activities
Proceeds from long-term debt	—	55,624
Payments on long-term debt	(12,537)	(57,351)
Net proceeds (payments) on notes payable – floor plan, net	168,108	(19,160)
Borrowings on revolving line of credit	—	43,000
Payments on revolving line of credit	—	(32,000)
Payments on finance leases	(3,637)	(3,682)
Payments on sale-leaseback arrangement	(102)	(97)
Payment of debt issuance costs	—	(876)
Payments of stock offering costs	(572)	—
Dividends on Class A common stock	(15,652)	(11,274)
Proceeds from exercise of stock options	—	51
RSU shares withheld for tax	(1,175)	(754)
Distributions to holders of LLC common units	(98)	(18,795)
Net cash provided by (used in) financing activities	134,335	(45,314)

Decrease in cash and cash equivalents	(90,338)	(15,904)
Cash and cash equivalents at beginning of the period	208,422	39,647
Cash and cash equivalents at end of the period	$118,084	$23,743

Earnings (Loss) Per Share

Basic earnings (loss) per share of Class A common stock is computed by dividing net income (loss) attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted earnings (loss) per share of Class A common stock is computed by dividing net income (loss) attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted earnings (loss) per share of Class A common stock (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share amounts)	2025	2024	2025	2024
Numerator:
Net income (loss)	$57,523	$23,414	$32,841	$(27,392)
Less: net income (loss) attributable to non-controlling interests	(27,307)	(13,643)	(14,905)	14,856
Net income (loss) attributable to Camping World Holdings, Inc. — basic	$30,216	$9,771	$17,936	$(12,536)
Add: reallocation of net income (loss) attributable to non-controlling interests from the assumed dilutive effect of stock options and RSUs	27	19	—	—
Add: reallocation of net income (loss) attributable to non-controlling interests from the assumed redemption of common units of CWGS, LLC for Class A common stock	—	—	11,049	—
Net income (loss) attributable to Camping World Holdings, Inc. — diluted	$30,243	$9,790	$28,985	$(12,536)
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	62,610	45,093	62,571	45,070
Dilutive restricted stock units	137	151	195	—
Dilutive common units of CWGS, LLC that are convertible into Class A common stock	—	—	39,895	—
Weighted-average shares of Class A common stock outstanding — diluted	62,747	45,244	102,661	45,070

Earnings (loss) per share of Class A common stock — basic	$0.48	$0.22	$0.29	$(0.28)
Earnings (loss) per share of Class A common stock — diluted	$0.48	$0.22	$0.28	$(0.28)

Weighted-average anti-dilutive securities excluded from the computation of diluted earnings (loss) per share of Class A common stock:
Stock options to purchase Class A common stock	151	186	153	188
Restricted stock units	1,892	1,037	1,684	1,980
Common units of CWGS, LLC that are convertible into Class A common stock	39,895	40,045	—	40,045

Weighted-average contingently issuable shares excluded from the computation of diluted loss per share of Class A common stock since all necessary conditions had not been satisfied:
Performance stock units	750	—	750	—

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: EBITDA; Adjusted EBITDA; Adjusted EBITDA Margin; Adjusted Net Income (Loss) Attributable to Camping World Holdings, Inc. – Basic; Adjusted Net Income (Loss) Attributable to Camping World Holdings, Inc. – Diluted; Adjusted Earnings (Loss) Per Share – Basic; Adjusted Earnings (Loss) Per Share – Diluted; and SG&A Excluding SBC (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. Certain of these Non-GAAP Financial Measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry and are used by management to evaluate our operating performance, to evaluate the effectiveness of strategic initiatives and for planning purposes. By providing these Non-GAAP Financial Measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use Adjusted EBITDA, as calculated for our subsidiary CWGS Group, LLC, to measure our compliance with covenants such as the consolidated leverage ratio. The Non-GAAP Financial Measures have limitations as analytical tools, and the presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. They should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these Non-GAAP Financial Measures. In evaluating these Non-GAAP Financial Measures, it is reasonable to expect that certain of these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described in this section and in the reconciliation tables below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

Our earnings call on July 30, 2025 may present guidance that includes Adjusted EBITDA. A full reconciliation of the forecasted Adjusted EBITDA to its most-directly comparable GAAP metric cannot be provided without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliations.

The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

We define “EBITDA” as net income (loss) before other interest expense, net (excluding floor plan interest expense), provision for income tax expense (benefit) and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, gains and losses on sale or disposal of assets, net, SBC, losses and gains and/or impairment on investments in equity securities, lease termination costs, and other unusual or one-time items. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue. We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin in the same manner. We present EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measures (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2025	2024	2025	2024
EBITDA and Adjusted EBITDA:
Net income (loss)	$57,523	$23,414	$32,841	$(27,392)
Other interest expense, net	30,836	36,153	61,367	72,247
Depreciation and amortization	23,419	20,032	45,963	39,322
Income tax expense (benefit)	18,321	7,935	14,850	(1,107)
Subtotal EBITDA	130,099	87,534	155,021	83,070
Long-lived asset impairment (a)	—	4,584	620	10,411
Loss (gain) on sale or disposal of assets, net (b)	1,185	7,945	(638)	9,530
SBC (c)	8,444	5,397	15,714	10,594
Loss and/or impairment on investments in equity securities (d)	2,600	81	2,757	175
Lease termination (e)	(107)	40	(107)	40
Adjusted EBITDA	$142,221	$105,581	$173,367	$113,820

	Three Months Ended June 30,		Six Months Ended June 30,
(as percentage of total revenue)	2025	2024	2025	2024
Adjusted EBITDA margin:
Net income (loss) margin	2.9%	1.3%	1.0%	(0.9%)
Other interest expense, net	1.6%	2.0%	1.8%	2.3%
Depreciation and amortization	1.2%	1.1%	1.4%	1.2%
Income tax expense (benefit)	0.9%	0.4%	0.4%	(0.0%)
Subtotal EBITDA margin	6.6%	4.8%	4.6%	2.6%
Long-lived asset impairment (a)	—	0.3%	0.0%	0.3%
Loss (gain) on sale or disposal of assets, net (b)	0.1%	0.4%	(0.0%)	0.3%
SBC (c)	0.4%	0.3%	0.5%	0.3%
Loss and/or impairment on investments in equity securities (d)	0.1%	0.0%	0.1%	0.0%
Lease termination (e)	(0.0%)	0.0%	(0.0%)	0.0%
Adjusted EBITDA margin	7.2%	5.8%	5.1%	3.6%

	Three Months Ended				TTM Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands)	2025	2025	2024	2024	2025
Adjusted EBITDA:
Net income (loss)	$57,523	$(24,682)	$(59,544)	$8,056	$(18,647)
Other interest expense, net	30,836	30,531	32,320	35,877	129,564
Depreciation and amortization	23,419	22,544	21,285	20,583	87,831
Income tax expense (benefit)	18,321	(3,471)	(8,221)	(2,049)	4,580
Subtotal EBITDA	130,099	24,922	(14,160)	62,467	203,328
Long-lived asset impairment (a)	—	620	2,706	1,944	5,270
Loss (gain) on sale or disposal of assets, net (b)	1,185	(1,823)	330	(5)	(313)
SBC (c)	8,444	7,270	5,418	5,573	26,705
Loss and/or impairment on investments in equity securities (d)	2,600	157	2,925	162	5,844
Lease termination (e)	(107)	—	288	(2,625)	(2,444)
Adjusted EBITDA	$142,221	$31,146	$(2,493)	$67,516	$238,390

(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(c)	Represents noncash SBC expense relating to employees, directors, and consultants of the Company.
(d)	Represents loss and/or impairment on investments in equity securities and interest income relating to any notes receivables with those investments.
(e)	Represents the gains and losses on the termination of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.

Adjusted Net Income (Loss) Attributable to Camping World Holdings, Inc. and Adjusted Earnings (Loss) Per Share

We define “Adjusted Net Income (Loss) Attributable to Camping World Holdings, Inc. – Basic” as net income (loss) attributable to Camping World Holdings, Inc. adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, gains and losses on sale or disposal of assets, net, SBC, loss and/or impairment on investments in equity securities, lease termination costs, other unusual or one-time items, the income tax (expense) benefit effect of these adjustments, and the effect of net income (loss) attributable to non-controlling interests from these adjustments.

We define “Adjusted Net Income (Loss) Attributable to Camping World Holdings, Inc. – Diluted” as Adjusted Net Income (Loss) Attributable to Camping World Holdings, Inc. – Basic adjusted for the reallocation of net income (loss) attributable to non-controlling interests from stock options and restricted stock units, if dilutive, or the assumed redemption, if dilutive, of all outstanding common units in CWGS, LLC for shares of newly-issued Class A common stock of Camping World Holdings, Inc.

We define “Adjusted Earnings (Loss) Per Share – Basic” as Adjusted Net Income (Loss) Attributable to Camping World Holdings, Inc. - Basic divided by the weighted-average shares of Class A common stock outstanding. We define “Adjusted Earnings (Loss) Per Share – Diluted” as Adjusted Net Income (Loss) Attributable to Camping World Holdings, Inc. – Diluted divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the redemption of all outstanding common units in CWGS, LLC for newly-issued shares of Class A common stock of Camping World Holdings, Inc., if dilutive, and (ii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Net Income (Loss) Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income (Loss) Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings (Loss) Per Share – Basic, and Adjusted Earnings (Loss) Per Share – Diluted because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these Non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Net Income (Loss) Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income (Loss) Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings (Loss) Per Share – Basic, and Adjusted Earnings (Loss) Per Share – Diluted to the most directly comparable GAAP financial performance measure:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share amounts)	2025	2024	2025	2024
Numerator:
Net income (loss) attributable to Camping World Holdings, Inc.	$30,216	$9,771	$17,936	$(12,536)
Adjustments related to basic calculation:
Long-lived asset impairment (a):
Gross adjustment	—	4,584	620	10,411
Income tax expense for above adjustment (b)	—	(607)	(95)	(1,378)
Lease termination (c):
Gross adjustment	(107)	40	(107)	40
Income tax benefit (expense) for above adjustment (b)	16	(5)	16	(5)
Loss (gain) on sale or disposal of assets (d):
Gross adjustment	1,185	7,945	(638)	9,530
Income tax (expense) benefit for above adjustment (b)	(180)	(1,052)	98	(1,262)
SBC (e):
Gross adjustment	8,444	5,397	15,714	10,594
Income tax expense for above adjustment (b)	(1,290)	(722)	(2,404)	(1,417)
Loss and/or impairment on investments in equity securities (f):
Gross adjustment	2,600	81	2,757	175
Income tax expense for above adjustment (b)	(397)	(11)	(421)	(23)
Adjustment to net income (loss) attributable to non-controlling interests resulting from the above adjustments (g)	(4,719)	(8,481)	(7,139)	(14,452)
Adjusted net income (loss) attributable to Camping World Holdings, Inc. – basic	35,768	16,940	26,337	(323)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share amounts)	2025	2024	2025	2024
Adjustments related to diluted calculation:
Reallocation of net income (loss) attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (h)	43	39	—	(38)
Income tax on reallocation of net income (loss) attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (i)	(11)	(9)	—	10
Reallocation of net income (loss) attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (h)	—	—	22,043	—
Income tax on reallocation of net income (loss) attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (i)	—	—	(5,637)	—
Adjusted net income (loss) attributable to Camping World Holdings, Inc. – diluted	$35,800	$16,970	$42,743	$(351)
Denominator:
Weighted-average Class A common shares outstanding – basic	62,610	45,093	62,571	45,070
Adjustments related to diluted calculation:
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (j)	—	—	39,895	—
Dilutive options to purchase Class A common stock (j)	—	—	—	14
Dilutive restricted stock units (j)	137	151	195	207
Adjusted weighted average Class A common shares outstanding – diluted	62,747	45,244	102,661	45,291

Adjusted earnings (loss) per share - basic	$0.57	$0.38	$0.42	$(0.01)
Adjusted earnings (loss) per share - diluted	$0.57	$0.38	$0.42	$(0.01)

Anti-dilutive amounts (k):
Numerator:
Reallocation of net income (loss) attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (h)	$31,983	$22,085	$—	$(366)
Income tax on reallocation of net income (loss) attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (i)	$(8,236)	$(5,126)	$—	$592
Denominator:
Anti-dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (j)	39,895	40,045	—	40,045

Reconciliation of per share amounts:
Earnings (loss) per share of Class A common stock — basic	$0.48	$0.22	$0.29	$(0.28)
Non-GAAP Adjustments (l)	0.09	0.16	0.13	0.27
Adjusted earnings (loss) per share - basic	$0.57	$0.38	$0.42	$(0.01)

Earnings (loss) per share of Class A common stock — diluted	$0.48	$0.22	$0.28	$(0.28)
Non-GAAP Adjustments (l)	0.09	0.16	0.14	0.27
Adjusted earnings (loss) per share - diluted	$0.57	$0.38	$0.42	$(0.01)

(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the current and deferred income tax expense or benefit effect of the above adjustments. This assumption uses blended statutory tax rate of 25.0% for the adjustments for the 2025 and 2024 periods, which represent the estimated tax rates that would apply had the above adjustments been included in the determination of our non-GAAP metric.
(c)	Represents the (gain) loss on termination of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.
(d)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(e)	Represents noncash SBC expense relating to employees, directors, and consultants of the Company.
(f)	Represents loss and/or impairment on investments in equity securities and interest income relating to any notes receivables with those investments.
(g)	Represents the adjustment to net income (loss) attributable to non-controlling interests resulting from the above adjustments that impact the net income (loss) of CWGS, LLC. This adjustment uses the non-controlling interest’s weighted average ownership of CWGS, LLC of 38.9% and 47.0% for the three months ended June 30, 2025 and 2024, respectively, and 38.9% and 47.0% for the six months ended June 30, 2025 and 2024, respectively.
(h)	Represents the reallocation of net income (loss) attributable to non-controlling interests from the impact of the assumed change in ownership of CWGS, LLC from stock options, restricted stock units, and/or common units of CWGS, LLC.
(i)	Represents the income tax expense effect of the above adjustment for reallocation of net income (loss) attributable to non-controlling interests. This assumption uses a blended statutory tax rate of 25.0% for the adjustments for the 2025 and 2024 periods.
(j)	Represents the impact to the denominator for stock options, restricted stock units, and/or common units of CWGS, LLC.
(k)	The below amounts have not been considered in our adjusted earnings (loss) per share – diluted amounts as the effect of these items are anti-dilutive. Additionally, 750,000 performance stock units granted in January 2025 were excluded from the calculation of our adjusted earnings (loss) per share – diluted, since they represent contingently issuable shares for which all of the necessary conditions had not been satisfied.
(l)	Represents the per share impact of the Non-GAAP adjustments to net income (loss) detailed above (see (a) through (g) above).

Our “Up-C” corporate structure may make it difficult to compare our results with those of companies with a more traditional corporate structure. There can be a significant fluctuation in the numerator and denominator for the calculation of our adjusted earnings (loss) per share – diluted depending on if the common units in CWGS, LLC are considered dilutive or anti-dilutive for a given period. To improve comparability of our financial results, users of our financial statements may find it useful to review our loss per share assuming the full redemption of common units in CWGS, LLC for all periods, even when those common units would be anti-dilutive. The relevant numerator and denominator adjustments have been provided under “Anti-dilutive amounts” in the table above (see (k) above).

SG&A Excluding SBC

We define “SG&A Excluding SBC” as SG&A before SBC relating to SG&A. We caution investors that amounts presented in accordance with our definition of SG&A Excluding SBC may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate SG&A Excluding SBC in the same manner. We present SG&A Excluding SBC because we believe that investors’ understanding of our performance and drivers of our other Non-GAAP Financial Measures, such as Adjusted EBITDA, is enhanced by including this Non-GAAP Financial Measure. We believe it provides a reasonable basis for comparing our ongoing results of operations.

The following table reconciles SG&A Excluding SBC to the most directly comparable GAAP financial performance measure:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2025	2024	2025	2024
SG&A Excluding SBC:
SG&A	$437,489	$419,676	$824,934	$791,149
SBC - SG&A	(8,344)	(5,308)	(15,489)	(10,413)
SG&A Excluding SBC:	$429,145	$414,368	$809,445	$780,736
As a percentage of gross profit	72.5%	75.7%	79.2%	82.2%

Contacts

Investors:

Brett Andress

InvestorRelations@campingworld.com

Media Outlets:
PR-CWGS@CampingWorld.com